Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-effective Amendment No. 3 to Registration Statement No. 333-165950 of Arden Sage Triton Fund, L.L.C. on Form N-2 of our reports for Arden Sage Triton Fund, L.L.C. and Arden Sage Multi-Strategy Master Fund, L.L.C. both dated May 29, 2013.  We also consent to the references to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information.

New York, New York
June 7, 2013